Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations, or

Carlynn Finn, Senior Manager, Investor Relations

(617) 796-8320

Select Income REIT Announces 2013 First Quarter Results

Newton, MA (May 2, 2013): Select Income REIT (NYSE: SIR) today announced financial results for the quarter ended March 31, 2013. SIR completed its initial public offering, or IPO, on March 12, 2012. Prior to completing its IPO, SIR and its properties were wholly owned by CommonWealth REIT (NYSE: CWH); accordingly, SIR’s historical results of operations for the first quarter of 2012 are not comparable to results for the first quarter of 2013.

Results for the Quarter Ended March 31, 2013:

Normalized funds from operations, or Normalized FFO, for the quarter ended March 31, 2013 were $29.8 million, or $0.76 per share, compared to Normalized FFO for the quarter ended March 31, 2012 of $20.4 million, or $1.55 per share.

Net income was $22.6 million, or $0.58 per share, for the quarter ended March 31, 2013, compared to $17.7 million, or $1.34 per share, for the same quarter last year.

SIR’s weighted average number of common shares outstanding was 39,282,592 and 13,204,901 for the quarters ended March 31, 2013 and 2012, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, and Normalized FFO for the quarters ended March 31, 2013 and 2012 appears later in this press release.

Occupancy and Leasing Results:

As of March 31, 2013, 95.8% of SIR’s total rentable square feet was leased, compared to 95.2% leased as of March 31, 2012, and 95.3% leased as of December 31, 2012.

SIR entered into new leases for approximately 113,000 square feet and lease renewals for approximately 3,000 square feet during the quarter ended March 31, 2013, which had combined weighted average rental rates that were approximately

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

53.0% above prior rents for the same leasable space.  The weighted average lease term for leases entered into during the first quarter of 2013 was 6.8 years.  Commitments for tenant improvements, leasing commission costs and concessions for leases entered into during the quarter ended March 31, 2013 totaled approximately $547,000, or approximately $0.69 per square foot per year of the weighted average lease term.  All leasing activity during the quarter ended March 31, 2013 occurred at SIR’s properties located in Hawaii.

During the quarter ended March 31, 2013, SIR also executed 17 rent resets for 13 separate tenants at properties located in Hawaii for approximately 704,000 square feet of land at combined weighted average reset rates that were approximately 50.1% higher than prior rates.

Investment Activities:

Since January 1, 2013, SIR has acquired five properties with a combined 779,010 square feet for an aggregate purchase price of $158.3 million, excluding closing costs, which are described below.

•            In January 2013, SIR acquired two single tenant, net leased office properties located in Addison, TX with a combined 553,799 square feet.  These two properties are leased to Bank of America, N.A. for 13.0 years. The aggregate purchase price was $105.0 million, excluding closing costs.

•            In February 2013, SIR acquired two single tenant, net leased office properties located in Provo, UT with a combined 125,225 square feet.  These two properties are leased to Vivint, Inc. for 11.8 years. The aggregate purchase price was approximately $34.7 million, excluding closing costs.

•            In March 2013, SIR acquired a single tenant, net leased office property located in San Antonio, TX with 99,986 square feet.  This property is leased to Hartford Fire Insurance Company for 8.3 years. The purchase price was $18.6 million, excluding closing costs.

Financing Activities:

In February 2013, SIR increased the available borrowing amount under its revolving credit facility from $500.0 million to $750.0 million. All other terms and conditions of the revolving credit facility remain unchanged.

Dividend Increase:

On April 8, 2013, SIR announced that its regular quarterly distribution rate will be increased from $0.42 per common share ($1.68 per common share per year) to $0.44 per common share ($1.76 per common share per year). The next quarterly distribution will be paid to shareholders of record as of the close of business on April 23, 2013.

Conference Call:

On Thursday, May 2, 2013, at 1:00 p.m. Eastern Time, David Blackman, President and Chief Operating Officer, and John Popeo, Treasurer and Chief Financial Officer, will host a conference call to discuss the first quarter 2013 financial results.

The conference call telephone number is (800) 230-1951.  Participants calling from outside the United States and Canada should dial (612) 332-0342.  No pass code is necessary to access either call.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through 11:59 a.m. Eastern Time on Thursday, May 9, 2013.  To hear the replay, dial (800) 475-6701 or, if calling from outside the United States, dial (320) 365-3844.  The replay pass code is 290595.

A live audio webcast of the conference call will also be available in a listen only mode on SIR’s website, which is located at www.sirreit.com.  Participants wanting to access the webcast should visit SIR’s website about five minutes before the call.  The archived webcast will be available for replay on SIR’s website for about one week after the call.  The transcription, recording and retransmission in any way of SIR’s first quarter conference call is strictly prohibited without the prior written consent of SIR.

Supplemental Data:

A copy of SIR’s First Quarter 2013 Supplemental Operating and Financial Data is available for download at SIR’s website, www.sirreit.com.  SIR’s website is not incorporated as part of this press release.

Select Income REIT is a real estate investment trust, or REIT, which owns properties that are primarily net leased to single tenants.  As of March 31, 2013, SIR owned 272 properties with a total of approximately 25.4 million square feet located in 19 states, including 229 properties with approximately 17.8 million square feet which are primarily leasable industrial and commercial lands located on the island of Oahu, HI.  SIR is headquartered in Newton, MA.

Please see the pages attached hereto for a more detailed statement of SIR’s operating results and financial condition and for an explanation of SIR’s calculation of FFO and Normalized FFO.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ALSO, WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT SIR RECENTLY INCREASED ITS QUARTERLY DIVIDEND RATE TO $0.44 PER COMMON SHARE PER QUARTER OR $1.76 PER COMMON SHARE PER YEAR. A POSSIBLE IMPLICATION OF THIS STATEMENT IS THAT SIR WILL CONTINUOUSLY PAY QUARTERLY DIVIDENDS OF $0.44 PER COMMON SHARE PER QUARTER OR $1.76 PER COMMON SHARE PER YEAR IN THE FUTURE. SIR’S DIVIDEND RATES ARE SET AND RESET FROM TIME TO TIME BY SIR’S BOARD OF TRUSTEES. FFO AND NORMALIZED FFO ARE AMONG THE FACTORS CONSIDERED BY SIR’S BOARD OF TRUSTEES WHEN DETERMINING THE AMOUNT OF DISTRIBUTIONS TO SIR’S SHAREHOLDERS. OTHER FACTORS INCLUDE, BUT ARE NOT LIMITED TO, REQUIREMENTS TO MAINTAIN SIR’S STATUS AS A REIT, LIMITATIONS IN SIR’S REVOLVING CREDIT FACILITY AND TERM LOAN AGREEMENTS, THE AVAILABILITY OF DEBT AND EQUITY CAPITAL TO SIR, SIR’S EXPECTATION OF ITS FUTURE CAPITAL REQUIREMENTS AND OPERATING PERFORMANCE, AND SIR’S EXPECTED NEEDS AND AVAILABILITY OF CASH TO PAY ITS OBLIGATIONS. DIVIDEND RATES MAY BE INCREASED OR DECREASED AND THERE IS NO ASSURANCE AS TO THE RATE AT WHICH FUTURE DIVIDENDS WILL BE PAID.

THE INFORMATION CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING UNDER “RISK FACTORS” IN OUR PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN OUR FORWARD LOOKING STATEMENTS. OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE ON ITS WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Select Income REIT

Condensed Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues:
Rental income	$37,458	$24,074
Tenant reimbursements and other income	6,402	3,513
Total revenues	43,860	27,587

Expenses:
Real estate taxes	4,626	3,641
Other operating expenses	3,248	1,777
Depreciation and amortization	6,665	2,773
Acquisition related costs	533	—
General and administrative	2,719	1,404
Total expenses	17,791	9,595

Operating income	26,069	17,992

Interest expense (including amortization of debt premiums and deferred financing fees of $336 and $53, respectively)	(3,473)	(337)
Equity in earnings of an investee	76	—
Income before income tax expense	22,672	17,655
Income tax expense	(40)	—
Net income	22,632	17,655

Weighted average common shares outstanding	39,283	13,205

Net income per common share	$0.58	$1.34

Select Income REIT

Funds from Operations and Normalized Funds from Operations(1)

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012

Net income	$22,632	$17,655
Plus: depreciation and amortization	6,665	2,773
FFO	29,297	20,428
Plus: acquisition costs	533	—
Normalized FFO	$29,830	$20,428

Weighted average common shares outstanding	39,283	13,205

Per common share
FFO	$0.75	1.55
Normalized FFO	$0.76	1.55

(1)        SIR calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or NAREIT, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization, as well as other adjustments currently not applicable to SIR. SIR’s calculation of Normalized FFO differs from NAREIT’s definition of FFO because SIR excludes acquisition related costs.  SIR considers FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, operating income and cash flow from operating activities. SIR believes that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of its operating performance between periods and between SIR and other REITs. FFO and Normalized FFO are among the factors considered by SIR’s Board of Trustees when determining the amount of distributions to SIR’s shareholders. Other factors include, but are not limited to, requirements to maintain SIR’s status as a REIT, limitations in SIR’s revolving credit facility and term loan agreements, the availability of debt and equity capital to SIR, SIR’s expectation of its future capital requirements and operating performance, and SIR’s expected needs and availability of cash to pay its obligations. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of SIR’s financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of SIR’s needs. SIR believes that FFO and Normalized FFO may facilitate an understanding of SIR’s consolidated historical operating results. These measures should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in SIR’s Condensed Consolidated Statements of Income and Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Other REITs and real estate companies may calculate FFO and Normalized FFO differently than SIR does.

Select Income REIT

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Real estate properties:
Land	$691,813	$675,092
Buildings and improvements	753,876	620,686
	1,445,689	1,295,778
Accumulated depreciation	(51,162)	(46,697)
	1,394,527	1,249,081

Acquired real estate leases, net	101,372	95,248
Cash and cash equivalents	16,589	20,373
Restricted cash	42	42
Rents receivable, net of allowance for doubtful accounts of $642 and $644, respectively	44,633	38,885
Deferred leasing costs, net	4,866	4,816
Deferred financing costs, net	6,268	5,517
Due from related persons	634	585
Other assets	9,344	16,105
Total assets	$1,578,275	$1,430,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$238,000	$95,000
Term loan	350,000	350,000
Mortgage notes payable	27,616	27,778
Accounts payable and accrued expenses	18,453	19,703
Assumed real estate lease obligations, net	20,263	20,434
Rents collected in advance	6,398	6,518
Security deposits	9,589	9,335
Due to related persons	1,731	1,701
Total liabilities	672,050	530,469

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized, 39,282,592 shares issued and outstanding	393	393
Additional paid in capital	876,836	876,920
Cumulative net income	73,883	51,251
Cumulative other comprehensive income	17	25
Cumulative common distributions	(44,904)	(28,406)
Total shareholders’ equity	906,225	900,183

Total liabilities and shareholders’ equity	$1,578,275	$1,430,652

(END)